EXHIBIT 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer
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MIDWEST BANC HOLDINGS ACQUIRES ROYAL AMERICAN CORPORATION
Royal American Bank Merged into Midwest Bank and Trust Company
Royal CEO Jay Fritz Becomes President of Midwest Bank
MELROSE PARK, IL (July 3, 2006) — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) has completed its previously-announced acquisition of Royal American Corporation and the merger of Royal American Bank into Midwest Bank and Trust Company. The merger creates a 24-branch bank with approximately $3 billion in assets. Jay Fritz, formerly Royal’s chairman and chief executive officer, assumed the role of bank president and chief operating officer.
“This acquisition should lead to expanded customer relationships and cost savings for both organizations, reflecting the commitment and talent of our combined staffs,” said James J. Giancola, president and chief executive officer of Midwest Banc Holdings, Inc. “Integration and collaboration initiatives undertaken in the past few months have proceeded seamlessly, with the actual data processing conversion and signage changes taking place later this month.”
Giancola reported that he expects that the combination will provide meaningful cross-selling opportunities, including in the areas of loans, deposits and wealth management services.
As indicated when the acquisition was announced in February of 2006, Midwest Banc Holdings will record a charge related to severance and other expenses linked to the transaction, which will be offset, in part, by ongoing cost savings. The company anticipates a one-time charge after-tax of $1.6 million, or $0.07 per diluted share, in the second quarter ended June 30, 2006, and annualized after-tax savings of approximately $1.8 million, or $0.08 per share, on a going forward basis. Giancola reiterated his expectation that the combination will be accretive to earnings in the first year following the closing.
“The combination of Midwest Bank and Royal American Bank adds complementary strengths to both organizations,” Giancola noted. “Midwest Bank has long been a major lender to real estate developers while Royal American has placed a substantial emphasis on owner-operated businesses. Similarly, our balance sheets mesh well on both the assets and liabilities sides, adding to the diversity and reducing the risk profile of the combined entity.”

The acquisition makes Midwest Bank the 20th largest independent bank in the Chicago area, based on deposits, and fills in the geographic footprint of both banks, Giancola noted. Royal American’s branch locations in Bensenville, Bloomingdale, Buffalo Grove, Elgin, Inverness and Naperville provide a complementary footprint for Midwest Bank branches in Addison, Downers Grove, Hinsdale, Long Grove, Norridge and Roselle. Midwest Bank operates a total of 24 branches in Cook, DuPage, Kane, Lake and McHenry counties. Giancola added that both banks have a relatively high level of deposits per banking center of approximately $86.2 million as of March 31, 2006.
“While the financial aspects of this transaction are compelling, we are even more enthusiastic about the merger of our talented staffs,” Giancola said. “The cooperation and energy demonstrated by our teams over the past four months has been remarkable.”
William Stoll, currently executive vice president in charge of real estate at Midwest Bank, will now manage all real estate lending in the combined organization, while Brogan Ptacin, executive vice president and senior loan officer at Royal American Bank, has become executive vice president and head of commercial and industrial lending at Midwest Bank. Joseph E. Johnson, president of Midwest Financial and Investment Services, Inc. and Kirk Rascher, senior vice president will direct the bank’s wealth management activities.
In addition, Kelly O’Keeffe, president of Royal American Bank, has become an executive vice president of Midwest Bank, while Mary King Wilson, executive vice president and chief financial officer of Royal American, has assumed duties as senior vice president and comptroller at Midwest Bank. Jay Fritz and Thomas A. Rosenquist, president of Lake County Grading Company of Libertyville and a director of Royal American, have joined the boards of both Midwest Bank and Midwest Banc Holdings.
Royal American stockholders received 2.9 million shares of Midwest Banc Holdings’ stock and $64.7 million in cash in the transaction, with total consideration estimated at approximately $128.4 million. Fritz, O’Keeffe and other investors founded Royal American in 1991, after many years in leadership roles at other Chicago-area financial institutions.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area. The company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Financial and Investment Services, Inc., Midwest Bank Insurance Services, LLC, and Royal American Investment Services, Inc.
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business, which should be considered in evaluating “Forward-Looking Statements.”